THE PILLAR FUNDS
                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 28th day of April, 1996, by and between The Pillar Funds, a Massachusetts business trust (the "Trust"), and the United Jersey Bank Investment Management Division, a division of United Jersey Bank, a wholly-owned subsidiary of Summit Bancorp (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series of shares, each having its own investment policies; and

     WHEREAS, the Trust has retained SEI Financial Management Corporation (the "Administrator") to provide administration of the Trust's operations, subject to the control of the Board of Trustees;

     WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to its U.S. Treasury Securities Plus Money Market, U.S. Treasury Securities Money Market, Prime Obligation Money Market, Tax-Exempt Money Market, Short-Term Investment, Fixed Income, New Jersey Municipal Securities, Pennsylvania Municipal Securities, Intermediate-Term Government Securities, GNMA, Equity Value, Equity Income, Mid Cap Value and Balanced Growth Portfolios and such other portfolios as the Trust and the Adviser may agree upon (the "Portfolios"), and the Adviser is willing to render such services:

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. Duties of Adviser. The Trust employs the Adviser to manage the investment and reinvestment of the assets, and to continuously review, supervise, and administer the investment program of the Portfolios, to determine in its discretion the securities to be purchased or sold, to provide the Administrator and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Administrator and to the Trust's Officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities.

          The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives,



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          policies, and limitations for each such Portfolio set forth in the
          Trust's prospectuses and statement of additional information as amended from time to time, and applicable laws and regulations.

          The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results as described in the Trust's prospectus and statement of additional information from time to time. The Adviser will promptly communicate to the Administrator and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

          It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934.

     3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in the Schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule(s), to the assets. The fee shall be based on the average daily net assets for the month involved.

               All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4. Other Expenses. The Adviser shall pay all expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, and sales literature to prospective clients to the extent these expenses are not borne by



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          the Trust under a distribution plan adopted pursuant to Rule 12b-1.

     5. Excess Expenses. If the expenses for any Portfolio for any fiscal year (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which Shares are qualified for offer and sale, the Adviser shall bear such excess cost.

          However, the Adviser will not bear expenses of the Trust or any Portfolio which would result in the Trust's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code. Payment of expenses by the Adviser pursuant to this Section 5 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a reduction in the fee payable to the Adviser for such month pursuant to Section 3 and, if such reduction shall be insufficient to offset such expenses, by reimbursing the Trust.

     6. Reports. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

     9.   Limitation of Liability of Adviser. The duties of the



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          Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Paragraph 9, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself).

     10. Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Board of Trustees, subject to the rules and regulations of the Securities and Exchange Commission.

     11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations



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          thereunder.

          This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

          As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     12. Amendment. The terms or provisions of this Agreement may be amended, modified or waived in writing if such amendment, modification or waiver is approved by the affirmative vote or action by written consent of the Board of Trustees of the Trust and by the Adviser in accordance with the Investment Company Act of 1940; provided, that an amendment, modification or waiver shall also be approved by the shareholders of the Trust if shareholder approval is required by the Investment Company Act of 1940 and the rules and regulations thereunder.

     13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 680 East Swedesford Road, Wayne, PA and if to the Adviser at 210 Main Street, Hackensack,
          NJ 07601.

     14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. Governing Law. This Agreement shall be construed in accordance with laws of the Commonwealth of



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          Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


The Pillar Funds                              United Jersey Bank Investment
                                              Management Division, a division
                                              of United Jersey Bank Bank

By: /s/ Kevin P. Robins                       By: /s/ Fernando Garip
--------------------------------              ---------------------------------

Title: Vice President                         Title: Vice President, Regional
                                              Manager


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                                   Schedule A
                                     to the
                          Investment Advisory Agreement
                                     between
                                The Pillar Funds
                                       and
               United Jersey Bank Investment Management Division,
                        a division of United Jersey Bank


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:


         Portfolio                                   Fee (in basis points)
         ---------                                   ---------------------
U.S. Treasury Securities Money Market                        .35%
U.S. Treasury Securities Plus Money Market                   .35%
Prime Obligation Money Market                                .35%
Tax-Exempt Money Market                                      .35%
Short-Term Investment                                        .60%
Fixed Income                                                 .60%
New Jersey Municipal Securities                              .60%
Pennsylvania Municipal Securities                            .60%
Intermediate-Term Government Securities                      .60%
GNMA                                                         .60%
Equity Value                                                 .75%
Equity Income                                                .75%
Mid Cap Value                                                .75%
Balanced Growth                                              .75%


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                               PILLAR GROWTH FUND

                        SCHEDULE DATED NOVEMBER 14, 1996
                      TO THE INVESTMENT ADVISORY AGREEMENT
                              DATED APRIL 28, 1996
                                    BETWEEN
                                THE PILLAR FUNDS
                                      AND
               UNITED JERSEY BANK INVESTMENT MANAGEMENT DIVISION,
                        A DIVISION OF UNITED JERSEY BANK


Fees: Pursuant to Section 3, the Trust shall pay the Adviser compensation for services rendered to the Growth Fund (the "Portfolio") at an annual rate of .75% of the Portfolio's average daily net assets.